Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
Austin     Milan
Beijing     Munich
Boston     New York
Brussels     Orange County
Century City Paris
Chicago     Riyadh
Dubai     San Diego
Düsseldorf     San Francisco
Frankfurt     Seoul
Hamburg     Silicon Valley
Hong Kong     Singapore
Houston     Tel Aviv
London     Tokyo
Los Angeles Washington, D.C.
Madrid

February 25, 2026

Fastly, Inc.
475 Brannan Street, Suite 300
San Francisco, CA 94107
Re:     Registration Statement on Form S-8; 9,092,235 shares of Class A common stock, par value $0.00002 per share, of Fastly, Inc.

To the addressee set forth above:
We have acted as special counsel to Fastly, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 9,092,235 shares (the “Shares”) of Class A common stock of the Company, par value $0.00002 per share (the “Class A Common Stock”), consisting of 7,576,863 shares of Class A Common Stock issuable under the Company’s 2019 Equity Incentive Plan (the “EIP”) and 1,515,372 shares of Class A Common Stock issuable under the Company’s 2019 Employee Stock Purchase Plan (the EIP and the 2019 Employee Stock Purchase Plan, each a “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by

February 25, 2025 Page 2
the Company for legal consideration of not less than par value in the circumstances contemplated by the applicable Plan, assuming in each case that the individual issuances, grants or awards under the applicable Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP